Exhibit 99.1

Prudential Financial Completes Sale to Fortitude Re

of $31B Block of Traditional Variable Annuities

•	Marks key step in executing on Prudential’s strategy, while maintaining consistent experience for customers and deepening focus on protected outcome solutions like FlexGuard and FlexGuard Income

•	Demonstrates Fortitude Re’s leadership and expertise in managing a broad array of long-dated insurance liabilities

NEWARK and JERSEY CITY, N.J., April 1, 2022 – Prudential Financial, Inc. (“Prudential”) (NYSE: PRU) and Fortitude Group Holdings, LLC, the parent company of Bermuda’s largest multi-line reinsurer (“Fortitude Re”), today announced the completed sale to Fortitude Re of a portion of Prudential’s legacy traditional variable annuity block.

Consistent with the agreement announced on Sept.15, 2021, Fortitude Re has acquired one of Prudential’s subsidiaries, Prudential Annuities Life Assurance Corporation (“PALAC”) (to be renamed Fortitude Life Insurance & Annuity Company). Included in the sale is approximately $31 billion of in-force variable annuity account values, primarily consisting of non-New York, traditional variable annuities with guaranteed living benefits that were issued by PALAC prior to 2011.

To ensure a consistent experience for customers, Prudential will continue to service and administer all contracts in the block following the transaction. Prudential also will continue to sell protected outcome annuity solutions through other existing subsidiaries.

“This transaction is another key step in our journey to become a higher growth, less market sensitive and more nimble company,” said Prudential Executive Vice President and Head of U.S. Businesses Andy Sullivan. “It delivers value for investors and ensures that our customers continue to be well served. The transaction also allows Prudential to deepen our focus on expanding access to retirement security through the growth of protected outcome solutions, like FlexGuard and FlexGuard Income.”

“Closing on this transaction marks a significant milestone for Fortitude Re,” said Fortitude Re Chief Executive Officer James Bracken. “We have demonstrated to Prudential, its policyholders and other stakeholders that our commitment to capital strength, a professional client experience and deep liability expertise can help our insurance clients achieve their strategic goals. We will continue to build our capabilities in partnership with Carlyle, enabling us to take on industry-shaping transactions, and to continue on our journey towards becoming a leading provider of solutions to global insurers.”

Debevoise & Plimpton LLP served as legal counsel to Fortitude Re. Sidley Austin LLP served as legal counsel to Prudential, and Goldman Sachs & Co. LLC served as exclusive financial advisor.

About Prudential Financial, Inc.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with more than $1.5 trillion in assets under management as of Dec. 31, 2021, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for more than a century. For more information, please visit news.prudential.com.

About Fortitude Re

The Fortitude Re Group includes Bermuda’s largest multi-line composite reinsurer, with unique competitive advantages and expertise to design bespoke transactional solutions for legacy Life & Annuity and P&C lines. Fortitude Re is backed by a consortium of sophisticated investor groups led by The Carlyle Group and T&D Insurance Group. Fortitude Re holds approximately $48 billion in invested assets as of Dec. 31, 2021. For more information visit fortitude-re.com. Follow Fortitude Re on LinkedIn.

Prudential Media Contact: Bill Launder, 973-802-8760, bill.launder@prudential.com

Fortitude Re Media Contact: Lara Watson, 201-749-5066, lara.watson@fortitude-re.com

Prudential Forward-Looking Statements

Certain of the statements included in this release, such as those regarding Prudential’s strategy with respect to the products it offers and the growth prospects and market sensitivity of its business, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential and its subsidiaries. There can be no assurance that future developments affecting Prudential and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential’s Annual Report on Form 10-K. Prudential does not undertake to update any particular forward-looking statement included in this document.

This press release does not constitute an offer of novation or exchange with respect to any insurance policies or contracts nor does it constitute an offer for sale or a solicitation of an offer to buy any security.

Insurance and Annuities are issued by The Prudential Insurance Company of America, Pruco Life Insurance Company (in New York, by Pruco Life Insurance Company of New Jersey), located in Newark, NJ (main office). Variable annuities are distributed by Prudential Annuities Distributors, Inc. (“PAD”), Shelton, CT. All are Prudential Financial, Inc. (“PFI”) companies, and each is solely responsible for its own financial condition and contractual obligations. Prudential Retirement Strategies is a business of Prudential Financial, Inc. For more information on FlexGuard click here.

Prudential Annuities Life Assurance Corporation (to be renamed Fortitude Life Insurance & Annuity Company) (“PALAC”), Shelton, CT (main office) was acquired on April 1, 2022 by Fortitude Group Holdings, LLC, the parent company of Bermuda’s largest multi-line reinsurer (“Fortitude Re”). As a result of the acquisition by Fortitude Re, PALAC is not affiliated with PFI or any of its subsidiaries. A Prudential entity will continue to service and administer all PALAC contracts. PALAC variable annuities are distributed by PAD, Shelton, CT. PAD is wholly owned by PFI; PALAC is wholly owned by Fortitude Re; each is solely responsible for its own financial condition and contractual obligations.

PALAC is not licensed to do business in New York, effective Dec. 31, 2015, which had no impact on existing annuity contracts sold through PALAC.